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EXHIBIT 10.4

SEVERANCE/CHANGE OF CONTROL AGREEMENT

Christian R. Rasmussen

        This Severance/Change of Control Agreement ("Agreement") signed July 22, 2002, between PACIFIC NORTHWEST BANCORP and PACIFIC NORTHWEST BANK (hereinafter referred to jointly as "Pacific" unless Pacific Northwest Bank is specifically mentioned) and CHRISTIAN R. RASMUSSEN ("Executive") takes effect on the effective date of the Merger of Bank of the Northwest into Pacific Northwest Bank ("Effective Date").

RECITALS

        WHEREAS, on the Effective Date, Pacific desires to employ Executive; and

        WHEREAS, Executive wishes to be employed by Pacific but desires assurance that he will be protected in the event of termination of his employment without cause or a Change of Control as defined below; and

        WHEREAS, Pacific wishes to assure itself of continuity of management in the event of a Change of Control of Pacific;

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Severance Benefits.

          (a)  If Executive's employment is involuntarily terminated (other than a Discharge for Cause as defined below), Executive shall be entitled to receive, in a lump sum payable on the first day of the first calendar month following discontinuance of his employment due to involuntary termination, a cash payment in an amount equal to the Total Compensation paid to Executive over the last twelve (12) months of his employment with Pacific preceding the month in which the involuntary termination occurs. For purposes of this Agreement, "Total Compensation" shall be defined as an amount equal to Executive's W-2 income before salary deferrals, excluding any one-time payment made to Executive relating to the termination of his employment under his Second Restated Employment Agreement with Bank of the Northwest dated December 31, 2001, as amended in June, 2002.

          (b)  If Executive's employment is involuntarily terminated (other than a Discharge for Cause) before a Change of Control but after the Board of Directors has authorized proceeding with negotiations which result in a Change of Control, Executive shall be entitled to the severance benefits described in Paragraph 2(d), said benefits to be paid after the Change of Control actually occurs, less any amount paid under Paragraph 1(a) hereof.

          (c)  The amounts paid to Executive hereunder shall be considered severance pay in consideration of his continued service from the Effective Date to his entitlement to those payments.

          (d)  Once entitled to receive severance benefits under Paragraph (1) of this Agreement, Executive shall have no duty to mitigate the obligation of Pacific to make severance payments due by seeking other employment. Should Executive actually receive compensation from any such other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

        2.    Change of Control.    Upon a Change in Control, Executive shall be entitled to receive a four-year employment contract ("Employment Contract") with the successor entity that provides:

          (a)  Executive a position with the survivor entity with duties and responsibilities commensurate with those performed by Executive at the time of the change of control, although the title held by Executive need not be the same;

          (b)  That Executive's services shall be performed in the same geographical location where Executive is employed at the time of the Change in Control;

          (c)  That Executive's salary and benefits are comparable to those received by Executive over the twelve (12) months prior to the Change in Control;

          (d)  That the successor entity may terminate Executive's employment at any time prior to the expiration of the four-year contract term by paying Executive an amount equal to the Total Compensation paid to Executive over the last twenty-four (24) months of his employment with Pacific preceding the month in which the Change of Control occurs payable on the first day of the first calendar month following discontinuance of his employment.

          (e)  Notwithstanding the foregoing, the successor entity may provide in the Employment Contract that Executive may be terminated for reasons constituting a Discharge for Cause, as defined in this Agreement. If Executive is terminated under such provision, Executive shall not be entitled to receive any payments under this Agreement.

          (f)    That, during the period commencing with the 25th month following a Change in Control through the 30th month following a Change in Control, Executive may terminate his Employment Agreement for any reason or no reason by delivering written notice to the successor entity. If Executive does so, the successor entity will pay Executive a single cash payment in an amount equal to Executive's Total Compensation for the prior twelve (12) month period payable on the first day of the first calendar month following discontinuance of his employment.

          (g)  Payments under this Paragraph 2 shall be reduced by any amount paid Executive under Paragraph 1(a), above.

        3.    Certain Definitions.

          (a)    Change of Control.    A "Change of Control" of Pacific shall be deemed to have occurred as of the first day any one or more of the following conditions is satisfied:

              (i)  Any individual, corporation (other than Pacific), partnership, trust, association, pool, syndicate or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of Pacific possessing fifty percent (50%) or more of the voting power for the election of directors of Pacific;

            (ii)  There shall be consummated any consolidation, merger, or other business combination involving Pacific or the securities of Pacific in which holders of voting securities of Pacific immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of Pacific (or, if Pacific does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent (60%) of the total voting power in an election of directors of Pacific (or such other surviving corporation);

            (iii)  During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of Pacific cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Pacific's shareholders, of each new director of Pacific was approved by a vote of at least two-thirds (2/3) of the directors of Pacific then still in office who were directors of Pacific at the beginning of any such period; or

            (iv)  There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Pacific (on a consolidated basis) to a party which is not controlled by or under common control with Pacific.

          (b)    Discharge for Cause.    For purposes of this Agreement, the termination of Executive's employment shall be deemed to be a "Discharge for Cause" only upon termination as a result of:

              (i)  An act of dishonesty on the part of Executive constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment of Executive at the expense of Pacific;

            (ii)  A deliberate act of proven fraud having a material adverse impact on the business or consolidated financial condition or results of operations of Pacific and its subsidiaries; or

            (iii)  The deliberate and continuing failure to comply with applicable laws and regulations having a material adverse impact on the business.

        4.    Termination of the Agreement.    This Agreement shall terminate if Executive shall voluntarily resign, retire, become permanently and totally disabled, or die; provided, however, if Executive becomes permanently and totally disabled or dies after the Board of Directors has authorized proceeding with negotiations which result in a Change of Control or within twelve (12) months after a Change of Control, if Executive is then employed by Pacific, Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as the case may be, shall be entitled to receive the Change of Control payment under Paragraph 2(d) hereof.

        5.    Effect on Other Benefits.    The arrangements called for by this Agreement are not intended to have any effect on Executive's participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board of Directors from time to time.

        6.    Limitations on Payments Related to Severance Benefits.    The following limitations apply, notwithstanding any other provision of this Agreement:

          (a)  The severance benefits payable under Paragraph 1 shall not exceed an amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code; and

          (b)  Pacific shall not be obligated to make, and Executive shall not be entitled to, any payment under this Agreement if such payment would constitute a "golden parachute" payment prohibited by 12 U.S.C. 1828(k) or 12 CFR §359.0 et seq. Pacific shall have no liability to Executive under or in relation to this Agreement should any payment be deemed a prohibited "golden parachute" payment.

        7.    Confidentiality.    From the date of this Agreement, Executive will not, directly or indirectly, disclose to any third party not affiliated with Pacific, Confidential Information of Pacific and its subsidiaries and affiliates, except as to any of the Confidential Information which shall be or become in the public domain or shall be required to be disclosed by applicable laws or regulations, any judicial or administrative authority or stock exchange rule or regulation. For the purposes of this Paragraph 7, "Confidential Information" shall mean: (i) internal policies and procedures, (ii) financial information, (iii) marketing strategies, (iv) customer information, and (v) other non-public information relating to Pacific's business or financial condition.

        8.    Noncompetition.

          (a)    Participation in a Competing Business.    During the period Executive is employed by Pacific and for twelve (12) months after Executive's employment with Pacific terminates, Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 1% of the total equity interest in any Competing Business.

          (b)    No Solicitation.    During the period Executive is employed with Pacific and for twelve (12) months after Executive's employment with Pacific terminates, Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of Pacific, or any of Pacific's Subsidiaries, to leave their employment or (2) any customers of Pacific, or any of Pacific's Subsidiaries, to remove their business from Pacific or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

          (c)    Employment Outside the Restricted Area.    Nothing in this Agreement prevents Executive from accepting employment after the end of the Term outside the Restricted Area (defined below) from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the Restricted Area or (b) have any responsibilities for the Competing Business' operations within the Restricted Area.

          (d)    Competing Business.    "Competing Business" means any financial institution ("financial institution" means a state or national bank, a state or federal savings and loan association, a mutual savings bank, or a state or federal credit union), trust company or mortgage company (including without limitation, any start-up or other financial institution, trust company or mortgage company) that competes with, or will compete with, Pacific in the states of Washington and/or Oregon (the "Restricted Area").

        9.    Enforcement.

          (a)  Pacific and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and Pacific, the agreements referred to in Section 7 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Pacific's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Pacific request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with Pacific to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

          (b)  Executive acknowledges that Pacific will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Section 7 or threatens or attempts to do so. For this reason, under these circumstances, Pacific, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Pacific will not be required to post a bond as a condition for the granting of this relief.

        10.    Adequate Consideration.    Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Section 7 and that Pacific is entitled to require him to comply with this Section. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

        11.    Assignment.

          (a)    By Pacific.    This Agreement may and shall be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor of Pacific, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity that at any time causes a Change of Control as described in Paragraph 2. Notwithstanding such assignment, Pacific shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, Pacific may not otherwise assign this Agreement.

          (b)    By Executive.    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisees, legatee or other designee, or, in the absence of such designee, to Executive's estate. This Agreement is not otherwise assignable by Executive.

        12.    Jurisdiction/Venue/Mandatory Arbitration.    Any legal action brought to resolve disputes arising out of this Agreement, or any amendments thereto, shall be commenced in King County Superior Court in Seattle, Washington and shall be resolved in accordance with the Superior Court Mandatory Arbitration Rules and the King County Local Rules for Mandatory Arbitration, if any, with the parties agreeing to waive the jurisdictional limits. The decision of the arbitrator shall be binding on the parties, and the parties waive the right of de novo appeal from such decision. It is agreed that the arbitrator shall award to the prevailing or substantially prevailing party all fees incurred by such party with regard to such arbitration, including reasonable legal, accounting, and expert witness fees. If the arbitrator determines that there is no prevailing or substantially prevailing party, the reasonable legal, accounting, and expert witnesses fees shall be the responsibility of each party.

        13.    Miscellaneous.

          (a)    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

          (b)    Entire Agreement.    This Agreement supersedes any prior agreements or understandings, oral or written, between Executive and Pacific, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

          (c)    Modification.    This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

          (d)    Reviewed with Independent Counsel/Construction of Agreement.    Each party had the opportunity to review this Agreement with legal counsel of their choosing, and this Agreement is the outcome of that review process. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. This Agreement incorporates provisions, comments and suggestions proposed by both parties. No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.

          (e)    Severability.    In the event any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provision of this Agreement shall be unaffected thereby and shall remain in full force and effect.

          (f)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

          (g)    Tax Withholding.    Pacific may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

          (h)    Beneficiaries.    Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. Executive may make or change such designation at any time.

          (i)    Governing Law.    To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Washington. Venue for any action arising under this Agreement shall lie in Seattle, Washington.

        IN WITNESS WHEREOF, Executive and Pacific have executed this Agreement, as of the day and year first above written.

PACIFIC NORTHWEST BANCORP
By:	/s/ PATRICK M. FAHEY Patrick M. Fahey, President and CEO
PACIFIC NORTHWEST BANK
By:	/s/ PATRICK M. FAHEY Patrick M. Fahey, President and CEO
/s/ CHRISTIAN R. RASMUSSEN CHRISTIAN R. RASMUSSEN

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SEVERANCE/CHANGE OF CONTROL AGREEMENT